Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Third Coast Bancshares, Inc. (the “Company”) of our report dated March 5, 2025, relating to our audit of the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2024.

/s/ Whitley Penn LLP

Plano, Texas
February 20, 2026